Exhibit 99.1

BASi Appoints New Executive VP — Chief Scientific Officer

West Lafayette, IN, August 1, 2005 — Bioanalytical Systems, Inc. (Nasdaq:BASI) announces that Edward M. Chait, Ph.D. is joining the company as Executive Vice President and Chief Scientific Officer. Dr. Chait’s last assignment was CEO of Spectral Genomics, Inc., a biotechnology company in Houston, Texas. Following a distinguished scientific career and positions of increasing responsibility in marketing and business development at DuPont in instrument and life science products (1968-1991), Dr. Chait held executive positions in several life science companies and has served as an advisor to the Purdue Cancer Center since 2002.

        Peter Kissinger, Chairman and CEO of BASi commented, “I am delighted to bring Ed Chait back to West Lafayette where he received his Ph.D. in analytical chemistry from Purdue University. His particular background in discovery life sciences and instruments is of great value for us, and his reputation and relationships in our industry are a definite asset as we take BASi to the next level.” Kissinger went on to say, “This is a position I’ve wanted to fill for several years, and in Ed we have found exactly the right person to take on critical major responsibilities as we accelerate our growth.”

        As part of his compensation package, the Company agreed to grant Dr. Chait incentive options to purchase 25,000 common shares under its 1997 Employee Incentive Stock Option Plan and non-qualified options to purchase an additional 25,000 of its common shares outside the Option Plan, all at the per-share market price at the close of business on the last trading day prior to the date Dr. Chait commences employment with the Company. The option grants are contingent upon Dr. Chait commencing employment with the Company.

About Bioanalytical Systems, Inc.
        BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit http://www.bioanalytical.com for more about BASi.

# # # # #

Alice Schwind
Corporate Communications Director
BASi —The Right-Size CRO
Ph 765.497.8458 Fax 765.497.1102
Preclinical, Clinical, Bioanalytical, Biomarkers and Pharmaceutical Analysis Contract Services for thePharmaceutical Industry

Currently the same time as Chicago.